Exhibit 10.1

SECOND AMENDMENT OF

EMPLOYMENT AGREEMENT

This SECOND AMENDMENT OF EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of July 23, 2014 by and between Intermountain Community Bancorp, an Idaho corporation (the “Company”), Panhandle State Bank, an Idaho-chartered bank and wholly-owned subsidiary of Intermountain Community Bancorp, and Curt Hecker, an executive of Intermountain Community Bancorp and Panhandle State Bank (the “Executive”). Intermountain Community Bancorp and Panhandle State Bank are sometimes referred to in this Agreement individually or together as the “Employer.” This Amendment is being entered into in connection with an Agreement and Plan of Merger between Intermountain Community Bancorp and Columbia Banking System, Inc., a Washington corporation (“Parent”), dated as of the date hereof, (the “Merger Agreement”). If the Merger Agreement terminates for any reason before the merger is consummated, this Amendment will become void and have no effect.

WHEREAS, the Employer entered into a January 1, 2014 Employment Agreement with the Executive, as amended by the July 14, 2014 Amendment of Employment Agreement (the “Agreement”),

WHEREAS, pursuant to the Merger Agreement, as of the “Effective Time” (as defined in the Merger Agreement), the Company will be merged with and into Parent (the “Merger”) and immediately thereafter Panhandle State Bank will be merged with and into Columbia State Bank, a Washington state-chartered bank and wholly-owned subsidiary of Parent,

WHEREAS, Parent and the Company, in negotiating the terms of the Merger, have requested certain modifications to the Agreement, including the addition of certain restrictive covenants that will continue following the Merger, and

WHEREAS, to assist in achieving the consummation of the Merger, the Employer and the Executive desire to amend certain provisions of this Agreement.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Amendment of Section 1.1. Section 1.1 is hereby amended by adding the following to the end of such section:

Nothing in this Agreement shall prohibit the Executive from continuing to serve as a member of the board of directors of Pacific Coast Bankers’ Bank.

2. Amendment of Section 1.2. Section 1.2 is hereby deleted in its entirety and replaced with the following Section 1.2:

1.2 Term . This Agreement shall terminate immediately following the Effective Time, and the Employer shall have no further obligations hereunder.

3. Amendment of Article 2. Article 2 is hereby amended by adding the following:

2.3 Salary Continuation and Split Dollar Life Insurance. (a) Salary Continuation. The Executive hereby acknowledges and agrees that (i) upon termination of employment (other than if employment is terminated under circumstances described in Article 5 of the Salary Continuation Agreement, as defined below), the Executive shall be entitled to the Early Termination benefit described in Section 2.2 of the Salary Continuation Agreement, as amended and restated, among Panhandle State Bank and the Executive, dated January 1, 2008 (the “Salary Continuation Agreement”) and shall not be entitled to any other benefits under the Salary Continuation Agreement, and (ii) Sections 8.13 and 8.14 of the Salary Continuation Agreement are null and void and, for the avoidance of doubt, upon consummation of the Merger, the Executive shall not be entitled to any benefit under Section 8.14 of the Salary Continuation Agreement.

(b) Split Dollar Life Insurance. The Executive hereby acknowledges and agrees that upon and following termination of employment (other than as a result of the Executive’s death prior to the Executive’s Normal Retirement Age of sixty (60)), neither the Executive nor the Executive’s beneficiaries shall be entitled to any rights or interests under the Split Dollar Agreement, among Panhandle State Bank and the Executive, dated January 1, 2002.

4. Amendment of Article 5. Article 5 is hereby deleted in its entirety and replaced with the following revised Article 5:

ARTICLE 5

CHANGE IN CONTROL

5.1 Change in Control Benefits. At the Effective Time and subject to the Executive’s continued employment through the Effective Time and Section 8.11, the Employer shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to $800,000.

5. Amendment of Article 6. Article 6 is hereby deleted in its entirety and replaced with the following revised Article 6:

ARTICLE 6

CONFIDENTIALITY AND CREATIVE WORK

6.1 Non-disclosure. From and after the date of this Amendment, the Executive shall not at any time, directly or indirectly, divulge, reveal or communicate any confidential information of Parent, the Company or their respective Subsidiaries obtained by the Executive while serving as an employee of the Company, Panhandle State Bank or the Parent and its Subsidiaries following the Merger (the “Combined Company”) to any “Person” (as defined in the Merger Agreement), or use any confidential information for his or her own benefit or for the benefit of any other Person except in accordance with a judicial or other governmental order in compliance with Section 6.1. For purposes of this Agreement, “confidential information” shall include all secrets and other confidential information, ideas, knowledge, knowhow, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, customers, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to Parent, the Company, the Combined Company or their respective Subsidiaries, plus any non-public personal information on any present or past customer or client of the Company, Panhandle State Bank or the Combined Company. For purposes of this Agreement, “confidential information” does not include (a) information that is or becomes generally available to the public other than as a result of an unauthorized disclosure by such Executive; (b) information that was in the Executive’s possession prior to serving as an employee or information received by the Executive from another Person without any limitations on disclosure, but only if the Executive had no reason to believe that the other Person was prohibited from using or disclosing the information by a contractual or fiduciary obligation; or (c) was independently developed by the Executive without using any confidential information of Parent, the Company, the Combined Company or their respective Subsidiaries.

6.2 Legally Required Disclosure. If the Executive is requested or required by any tribunal or government agency (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process), to disclose any confidential information that would violate the other provisions of this Agreement, the Executive shall provide the Employer with prompt notice of any such request or requirement and shall provide, at the Employer’s expense, such reasonable cooperation as the Employer may request so that the Employer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement as it would apply to such requested or required disclosure. If, in the absence of a protective order or other remedy or the receipt of a written waiver from the Employer, the Executive is nonetheless legally compelled to disclose confidential information to any tribunal or government agency, the Executive may, without liability hereunder, disclose to such tribunal or government agency only that portion of confidential information which is legally required to be disclosed; provided that, the Executive exercises his or her reasonable efforts to preserve the confidentiality of such confidential information, including, without limitation, by reasonably cooperating with the Employer, at its expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such confidential information by such tribunal or government agency.

6.3 Return of Materials. The Executive agrees to deliver or return to the Employer upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Executive in connection with the Executive’s services hereunder. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.4 Injunctive Relief. The Executive hereby acknowledges that the enforcement of this Article 6 is necessary to ensure the preservation, protection, and continuity of the business, trade secrets, and goodwill of the Employer, and that the restrictions set forth in Article 6 are reasonable in terms of time, scope, territory, and in all other respects. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if the Executive fails to observe the obligations imposed by Article 6. Accordingly, if the Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. If there is a breach or threatened breach by the Executive of the provisions of Article 6, the Employer shall be entitled to an injunction without bond to restrain the breach or threatened breach, and the prevailing party in any proceeding shall be entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees. The existence of any claim or cause of action by the Executive against the Employer shall not constitute and shall not be asserted as a defense by the Executive to enforcement of Article 6.

6.5 Survival of Obligations. The Executive’s obligations under Article 6 shall survive employment termination regardless of the manner in which termination occurs and shall be binding upon the Executive’s heirs, executors, and administrators.

3. Amendment of Article 7. Article 7 is hereby deleted in its entirety and replaced with the following revised Article 7:

ARTICLE 7

COMPETITION AFTER EMPLOYMENT TERMINATION

7.1 Covenant Not to Solicit. For a period of three (3) years after the later of (a) the Effective Time or (b) the date the Executive’s employment with the Company (or, following the Effective Time, the Combined Company) terminates for any reason, the Executive will not, directly or indirectly, either for himself or any other Person, (a) solicit or induce, or attempt to solicit or induce (i) any employees or independent contractors (or any former employees or independent contractors within the six (6) months preceding such solicitation) of the Combined Company to participate, as an employee or otherwise, in any manner in a Competing Business, (ii) any customers, business partners or joint venturers of the Combined Company to transfer their business to a Competing Business or to reduce their business or cease conducting business with the Combined Company, or (iii) the termination of an employment or contractual relationship between the Combined Company and any employee, independent contractor, customer, business partner or joint venturer, (b) hire any Person then employed by the Combined Company, or who was employed by the Company or its subsidiaries or the Combined Company at any time during the two-year period prior to the Executive’s termination of employment (or, if later, the two-year anniversary of the Effective Time) or (c) in any other way interfere with or disrupt the Combined Company’s relationship with any of its employees, independent contractors, customers, business partners or joint venturers. Solicitation prohibited under this Section 7.1 includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

7.2 Covenant Not to Compete . (a) For a period of three (3) years after the later of (a) the Effective Time or (b) the date the Executive’s employment with the Company (or, following the Effective Time, the Combined Company) terminates for any reason, the Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including without limitation as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, trustee, employee, advisor, consultant, agent, or representative, or otherwise becoming involved in any manner in the organization, pre-opening phases, or the formation of a Competing Business; provided that, for the avoidance of doubt, the restrictions set forth herein shall not prevent the Executive from utilizing the services of any Competing Business.

For purposes of this Agreement –

(1)	“Competing Business” means any depository, wealth management or trust business company or holding company thereof (including without limitation, any start-up bank or bank in formation) operating anywhere within the Covered Area.

(2)	“Covered Area” means the State of Idaho, the State of Oregon and the State of Washington.

(b) Outside Covered Area; Requests for Waivers or Permission. Nothing in this Agreement prevents the Executive from becoming involved with, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, trustee, employee, consultant, agent, representative, or otherwise, with a Competing Business that has no operations in the Covered Area. Prior to engaging in any manner in a Competing Business, the Executive may request in writing that Parent waive the restrictions set forth in this Agreement with respect to a particular proposed activity. If Parent determines, in its sole discretion, that such activity is acceptable, Parent shall provide the Executive with a written consent to engage in such activity, and such activity shall thereafter not be a Competing Business.

(c) Passive Interest. Nothing in this Agreement prevents the Executive from passively owning, directly or indirectly, individually or in the aggregate (including without limitation by being a member of a group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended) 2% or less of any class of security of a Competing Business or securities of any Competing Business that has a class of securities registered pursuant to the Exchange Act.

7.3 Non-Compete Payment. As consideration for the Executive’s covenant against competition as described in Section 7.2, and subject to the Executive’s continued employment through the Effective Time, the Combined Company shall pay the Executive $1,700,000, twenty-five percent (25%) of which (the “First Non-Compete Payment”) shall be payable within thirty (30) days of the date that the Executive’s employment with the Combined Company terminates for any reason (the “Termination Date”) and the remaining seventy-five (75%) of which shall be payable in thirty-six (36) equal monthly payments (each such payment, a “Monthly Non-Compete Payment”) commencing within thirty (30) days following the Termination Date; provided that, immediately upon any breach of the Executive’s obligations set forth in Section 7.2 above, the Combined Company shall be entitled to repayment of the full gross amount of the First Non-Compete Payment and shall have no further obligation to make any Monthly Non-Compete Payment.

Prior to the occurrence of a “Change in Control” (as defined in Section 7.4), the Combined Company will establish an irrevocable “rabbi” trust (within the meaning of Revenue Procedure 92-64) (the “Trust”) to hold assets, subject to the claims of the Combined Company’s creditors in the event of the Combined Company’s insolvency, for the purpose of the payment of the benefits under this Section 7.3. Upon the Change in Control, the Combined Company will contribute to the Trust cash in an amount equal to the full benefit to which the Executive would be entitled under this Section 7.3 as of the date of the Change in Control to be paid in accordance with, and subject to, the terms of this Section 7.3. Amounts paid to the Executive from the Trust will discharge the obligations of the Combined Company to the Executive under this Section 7.3 to the extent of the payments so made.

7.4 Change in Control. For purposes of Section 7.3, a “Change in Control” shall mean the occurrence of one or more of the following events:

(a) A person, or more than one person acting as a group, acquires ownership of stock in the Combined Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Combined Company;

(b) A majority of the members of the Combined Company’s board of directors is replaced in any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Combined Company’s board of directors before the date of the appointment or election; or

(c) A person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Combined Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Combined Company immediately before such acquisition or acquisitions.

This definition of “Change in Control” is intended to comply with, and shall be interpreted in a manner consistent with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

7.5 Venue; Arbitration. The Employer and the Executive hereby consent to exclusive jurisdiction and venue for any action arising out of, relating to, or concerning enforcement or interpretation of this Amendment or the parties’ respective rights and/or obligations established pursuant to this Amendment in the Superior Court for Pierce County, Washington. Any such action shall be immediately transferred to arbitration pursuant to the procedure set forth in the Superior Court Mandatory Arbitration Rules (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy, with such arbitration proceeding to be governed in all respects by the MAR, including the rules governing trial de novo set forth in MAR 7.1, 7.2 and 7.3. This Section 7.5 shall be deemed a stipulation to that effect pursuant to MAR 1.2 and 8.1.

7.6 Reasonableness of Restrictions. The Executive acknowledges and represents that the covenants set forth above represent only a limited restraint and allow the Executive to pursue his occupation without unreasonable or unfair restrictions. The Executive acknowledges that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (a) the Company and Parent are engaged in a highly competitive industry, (b) the Executive has had unique access to the trade secrets and know-how of the Company and Parent, including the plans and strategy (and, in particular, the competitive strategy) of the Combined Company, and (c) this Agreement provides no more protection than is necessary to protect Parent’s interests in the Company’s goodwill, trade secrets and confidential information.

7.7 No Disparagement . The Executive promises and agrees that for as long as the covenant against competition in section 7.2 applies, the Executive shall not cause statements to be made, whether written or oral, that reflect negatively on the business reputation of the Employer. Likewise, the Employer promises and agrees that the Employer shall not cause statements to be made, whether written or oral, that reflect negatively on the reputation of the Executive.

7.8 Remedies /Specific Enforcement. Each of the parties hereto agrees that this Article 7 is intended to be legally binding and specifically enforceable pursuant to its terms and that the Employer would be irreparably harmed if any of the provisions of this Article 7 are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Executive of any covenant or obligation contained in this Article 7, in addition to any other remedy to which the Employer may be entitled (including monetary damages), the Employer shall be entitled to injunctive relief to prevent breaches of this Article 7 and to specifically enforce the terms and provisions hereof. The Executive further agrees that neither the Employer nor any other Person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Executive irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Employer from pursuing any other remedies for the breach or threatened breach.

4. Section 8.8. Section 8.8 is hereby deleted in its entirety. The Executive acknowledges and agrees that Section 8.8 is null and void.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EXECUTIVE	EMPLOYER
PANHANDLE STATE BANK

/s/ Curt Hecker	By:	/s/ Ford Elsaesser
Curt Hecker
	Its:	Chairman of the Board

EMPLOYER
INTERMOUNTAIN COMMUNITY BANCORP

By:	/s/ Ford Elsaesser

Its:	Chairman of the Board

[Signature Page to Employment Agreement Amendment – Hecker]